UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2025

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Marriott Dr. Lincolnshire, IL 60069 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (847) 808-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2025, the Board of Directors (the “Board”) of Camping World Holdings, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved an amended and restated employment agreement with Marcus Lemonis, the Company’s Chief Executive Officer and Chairman of the Board (the “Lemonis Employment Agreement”).

The Lemonis Employment Agreement provides for a term commencing effective on January 1, 2025 and ending on January 1, 2028, subject to automatic one-year extensions. Pursuant to the Lemonis Employment Agreement, Mr. Lemonis is eligible to receive an annual base salary of $1,500,000 and an annual incentive bonus with a target opportunity of 150% of his base salary.

Pursuant to the Lemonis Employment Agreement, on January 26, 2025, the Company granted Mr. Lemonis (i) an award of 600,000 restricted stock units under the Camping World Holdings, Inc. 2016 Incentive Award Plan (the “Plan”), which will vest in three equal annual installments on each of November 15, 2025, November 15, 2026 and November 15, 2027, subject to his continued service through the applicable vesting dates, and (ii) an award of performance stock units under the Plan with respect to 750,000 performance stock units at “target” levels of performance, which will be eligible to vest based on the achievement of specified stock price hurdles over a three year performance period.

Upon a termination of his employment by the Company without cause or by him for good reason (each as defined in the Lemonis Employment Agreement), due to the Company’s non-renewal of the term or due to the expiration of the term following a transition by Mr. Lemonis from Chief Executive Officer and Chairman solely to the role of Executive Chairman, Mr. Lemonis is entitled to receive, subject to execution and delivery of a release, (a) his annual bonus for the prior calendar year to the extent not yet paid, (b) his target annual bonus for the calendar year in which his employment is terminated, prorated based on the number of days Mr. Lemonis was employed during such year, payable within 75 days following such termination, (c) acceleration of any outstanding time-based equity awards in the event Mr. Lemonis does not continue to serve as a member of the Board (with the vesting of any equity awards that is tied in whole or in part to performance to be governed by the terms of the applicable award agreement), (d) payment for COBRA benefits for a period of 18 months following termination and (e) an amount equal to the sum of his annual base salary and his target annual bonus for the year in which termination occurs, payable over a one-year period.

Pursuant to the Lemonis Employment Agreement, Mr. Lemonis will be subject to non-competition and non-solicitation of employees and consultants restrictions during the employment term and for a period of 12 months after the termination thereof, as well as confidentiality and non-disparagement obligations.

The foregoing description of the Lemonis Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Lemonis Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Lindsey J. Christen
Name:	Lindsey J. Christen
Title:	Chief Administrative and Legal Officer

Date: January 27, 2025